Exhibit 10.7

JOINT VENTURE AGREEMENT with respect to NuZee LATIN AMERICA, S.A. de C.V. signed as of January 9, 2020 by and between Industrias Marino, S.A. de C.V. and NuZee, Inc.

Table of Contents

Page

Article I DEFINITIONS1

1.1Certain Definitions1

1.2Interpretation5

Article II REPRESENTATIONS AND WARRANTIES6

2.1Representations and Warranties of Marino6

(a)Due incorporation, etc6

(b)Due Authorization6

(c)Powers granted to Representative6

(d)Enforceability of Obligations6

(e)Financial Capacity7

(f)Continuity of Representations7

(g)Recitals7

2.2Representations and Warranties of NuZee7

(a)Due incorporation, etc7

(b)Due Authorization7

(c)Powers granted to Representative7

(d)Enforceability of Obligations7

(e)Financial Capacity7

(f)Continuity of Representations7

(g)Recitals7

Article III PURPOSE AND SCOPE OF THE AGREEMENT, FORMATION OF THE COMPANY AND STARTUP TRANSACTIONS8

3.1Purpose and Scope of the Agreement8

3.2Nature of Agreement8

3.3Incorporation of the Company8

3.4Corporate Name8

3.5Business of the Company8

3.6Startup Transactions8

(a)Asset Purchase Agreement8

(b)Assignment of Rights10

(c)Issuance of New Shares11

(d)Payments by the Company to Marino11

(e)Payment of the Purchase Price11

(f)Closing Resolutions11

(g)Joinder of the Company12

3.7Closing Term12

3.8Nature of Startup Transactions12

3.9Conduct of the Company Prior to the Closing Resolutions12

3.10Additional Covenants Related to the Company’s Business12

(a)Supply by NuZee12

(b)Supplies from Marino12

(c)Distribution of the Products12

3.11Formation and Startup Expenses12

3.12Additional Agreements12

Article IV CAPITAL STOCK13

4.1Percentages of Participation and Capital Structure13

(a)Contributed Capital13

(b)Shares13

(c)Allocation of Series13

(d)Share Ownership13

4.2Subsequent Equity Contributions13

4.3Pre-emptive Rights14

Article V TRANSFER AND PLEDGE OF SHARES14

5.1General Restriction on Transfers14

5.2Pledges14

5.3Permitted Transfers14

5.4Execution of Documents Upon a Permitted Transfer14

5.5Notice of Intent to Transfer15

5.6Rights of First Refusal15

5.7Tag-Along Right15

5.8Unauthorized Transfers Void15

Article VI BOARD OF DIRECTORS16

6.1Responsibilities16

6.2Number of Directors16

6.3Appointment of Directors16

6.4Chairman and Secretary16

6.5Removal of Directors16

6.6Meetings of the Board.16

6.7Quorum of the Board17

6.8Expenses18

6.9Compensation to Directors18

6.10Vote by the Board.18

6.11Standard of Care18

Article VII SHAREHOLDERS’ MEETINGS18

7.1Shareholders’ Meetings18

7.2Quorum and Voting.19

7.3Notice and Other Requirements.19

7.4Unanimous Resolutions20

Article VIII FINANCIAL MATTERS20

8.1Funding Policy20

8.2Annual Budget20

8.3Statutory Auditors21

Article IX BOOKS AND RECORDS21

9.1Books and Records21

9.2Inspection Rights21

Article X CONDUCT OF BUSINESS21

10.1Conduct of Business21

Article XI CONFIDENTIALITY OF INFORMATION22

11.1Confidential Information22

11.2Permitted Disclosures22

11.3Further Covenants23

11.4Survival of Confidentiality Obligations23

Article XII NON-COMPETE AND NON-SOLICITATION23

12.1Non-Competition23

12.2Non-Solicitation23

Article XIII TERMINATION24

13.1Termination24

13.2Effect of Termination24

(a)Termination in General24

(b)Termination Upon the Non-Consummation Event24

Article XIV INDEMNIFICATION25

14.1Indemnity by Marino25

14.2Indemnity by NuZee25

14.3No Admission of Liability25

Article XV DEADLOCK25

15.1Deadlock25

15.2Buy-Sell Deadlock Option26

Article XVI MISCELLANEOUS27

16.1Notices27

16.2Language28

16.3Assignment28

16.4Status of Agreement; Further Actions28

16.5Relationship of Parties28

16.6Entire Agreement; Oral Explanation; Amendments28

16.7Survival of Obligations29

16.8Severability29

16.9Waiver29

16.10Legal Compliance; Implementation of this Agreement29

16.11Schedules and Exhibits29

16.12Costs and Fees29

16.13Public Announcement29

16.14Governing Law and Arbitration30

16.15Counterpart Execution30

i

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (“Agreement”) is entered into and made effective as of January 9, 2020 (the “Effective Date”) by and between:

(1)Industrias Marino, S.A. de C.V., a sociedad anónima de capital variable that is duly incorporated and validly existing under the Laws of Mexico, having its principal place of business at Carretera Internacional al Sur Km. 1193.5, Colonia Anahuac, C.P. 82188, Mazatlán, Sinaloa, México (“Marino”); and

(2)NuZee, Inc., a company that is duly incorporated and validly existing under the Laws of the State of Nevada having its principal place of business at 1700 Capital Avenue, Suite 100, Plano, TX 75074, United States of America (“NuZee” and together with Marino, the “Parties” and each a “Party”).

recitals

(A)WHEREAS, the Parties have agreed participate in a new company (the “Company”) as shareholders.

(B)WHEREAS, the Company shall be a stock corporation with variable capital (sociedad anónima de capital variable) duly organized pursuant to the laws of the United Mexican States (“Mexico”), with corporate domicile in Mazatlan, Sinaloa, Mexico, shall be authorized to jointly carry out all lawful transactions, and its main business shall be the manufacture in Mexico of machine-manufactured zero-landfill, single-serve, pour-over cup pouch coffee and tea products (the “Products”) and the sale thereof to clients in the American continent.

(C)WHEREAS, in order to carry out its business, the Company shall acquire the necessary machinery and equipment and operate the same at Marino’s existing industrial facilities in Mazatlan, Sinaloa, Mexico.

(D)WHEREAS, Marino and NuZee shall supply the Company as necessary, and the Company shall sell the Products through distribution networks of each of the Parties.

(E)WHEREAS, the Parties wish to set forth the terms and conditions that will govern the relationship as Shareholders of the Company among themselves and with respect to the Company upon the consummation of the transactions contemplated herein.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1Certain Definitions.  In this Agreement, unless the context otherwise requires, capitalized terms used herein which are not otherwise defined shall have the meanings given to such terms in this Article. The following terms shall have the following meanings for the purpose of this Agreement:

“Affiliate” with respect to any Person, means any Person, now existing or hereafter created, which, directly or indirectly controls, is controlled by or is under direct or indirect common control with such Persons.

“Agreement” has the meaning provided in the preamble of this document.

“Annual Budget” has the meaning set forth in Section 8.2 of this Agreement.

“Asset Purchase Agreement” has the meaning set forth in Section 3.6(a) of this Agreement.

“Assignment of Rights” has the meaning set forth in Section 3.6(b) of this Agreement.

“Assignment VAT Amount” has the meaning set forth in Section 3.6(b) of this Agreement.

“Audit Discrepancies” has the meaning set forth in Section 9.2 of this Agreement.

“Balance Amount” has the meaning set forth in Section 3.6(e) of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Days” means any day other than Saturday, Sunday or any day on which commercial banks are required or authorized by Law to be closed in Plano, Texas, United States of America or Mazatlan, Sinaloa, Mexico.

“Buy-out Price” has the meaning set forth in Section 15.2(b) of this Agreement.

“Buy-Sell Election Date” has the meaning set forth in Section 15.2(c) of this Agreement.

“Buy Sell Notice” has the meaning set forth in Section 15.2(b) of this Agreement.

“Bylaws” means the bylaws of the Company in the form attached hereto as Exhibit “A”, including any amendment pursuant to this Agreement.

“Closing Resolutions” has the meaning set forth in Section 3.6(f) of this Agreement.

“Closing Term” has the meaning set forth in Section 3.7 of this Agreement.

“Companies Act” shall mean the General Law of Business Entities (Ley General de Sociedades Mercantiles) in force at the time of execution of this Agreement.

“Company” has the meaning set forth in Section (A) of the Recitals of this Agreement.

“Control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, sociedad anónima, or its equivalent under the Laws under which such Person is incorporated, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Deadlock” has the meaning set forth in Section 15.1(a) of this Agreement.

“Deadlock Buy-Sell Right” has the meaning set forth in Section 15.2 of this Agreement.

“Deadlock Negotiation Term” has the meaning set forth in Section 15.1(c) of this Agreement.

“Deadlock Solution Agreement” has the meaning set forth in Section 15.1(d) of this Agreement.

“Disclosing Party” has the meaning set forth in Section 11.1 of this Agreement.

“Dollars” and “USD$” means the legal currency of the United States of America.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any right to acquire, option, right of pre-emption or restriction on Transfer, or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or similar arrangement.

“Exclusivity Right” has the meaning set forth in Section 3.6(a) of this Agreement.

“Exclusivity Territory” means Mexico, Central and South America.

“Fiscal Year” means the period beginning on the first day of January and ending on the last day of December each year.

“Importation Amount” has the meaning set forth in Section 3.6(b) of this Agreement.

“Information” has the meaning set forth in Section 11.1 of this Agreement.

“Initiating Party” has the meaning set forth in Section 15.2(b) of this Agreement.

“Law” means any federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Machines” means multi-functional machines for manufacturing the Products, e.g., model FPG-T1 and/or FPG-LT branded Fuso International, manufactured by Nasa Corporation of Tokyo, Japan or its subsidiaries, similar models manufactured by Wooshin FA&T of Seoul, Korea, and/or functionally equivalent machines from an alternative manufacturing company of comparable quality to be selected by NuZee and approved by Marino, such approval not to be unreasonably withheld, including any related equipment, and subject to availability.

“Marino” has the meaning provided in the preamble of this Agreement.

“Mexico” has the meaning set forth in Section (B) of the Recitals of this Agreement.

“Non-Consummation Event” has the meaning set forth in Section 13.1(iii) of this Agreement

“NuZee” has the meaning provided in the preamble of this Agreement.

“Offered Shares” has the meaning set forth in Section 5.5(a) of this Agreement.

“Offeree” has the meaning set forth in Section 5.5(a) of this Agreement.

“Offeror” has the meaning set forth in Section 5.5(a) of this Agreement.

“Official Exchange Rate” means the applicable rate for exchanging Pesos into Dollars pursuant to the Monetary Law (Ley Monetaria) of Mexico, which as of the Effective Rate is the rate determined by the Mexican Central Bank (Banco de México) as published in the Official Federal Journal of Mexico (Diario Oficial de la Federación) on the Mexican banking day immediately preceding the day the exchange is calculated.

“Ownership Interest” means with respect to a Shareholder, the percentage equal to (x) the number of Shares owned by such Shareholder, divided by (y) the aggregate number of issued and outstanding Shares, multiplied by 100.

“Parties” and “Party” has the meaning set forth in the preamble of this Agreement.

“Payment Agreement” has the meaning set forth in Section 3.6(e) of this Agreement.

“Permitted Transfer” has the meaning set forth in Section 5.3 of this Agreement.

“Person” means any individual, partnership, trust, corporation, limited liability company, entity or governmental authority (including, without limitation, each successor and permitted assigns thereof, or in the case of a governmental authority, Persons succeeding to the relevant function of such governmental authority).

“Pesos” and “MXN$” means Mexican Pesos, legal currency of Mexico.

“Pledged Shares” has the meaning set forth in 5.2 of this Agreement.

“Pledgor” has the meaning set forth in 5.2 of this Agreement.

“Products” has the meaning set forth in Section (B) of the Recitals of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.6(a) of this Agreement.

“Purchasing Party” has the meaning set forth in Section 15.2(d) of this Agreement.

“Receiving Party” has the meaning set forth in Section 11.1 of this Agreement.

“Representatives” has the meaning set forth in Section 11.1 of this Agreement.

“Responding Party” has the meaning set forth in Section 15.2(b) of this Agreement.

“Response Notice” has the meaning set forth in Section 15.2(c) of this Agreement.

“Sale Notice” has the meaning set forth in Section 5.5(a) of this Agreement.

“Second Initial Shareholder” has the meaning set forth in Section 3.3 of this Agreement.

“Selling Party” has the meaning set forth in Section 15.2(d) of this Agreement.

“Sell-out Price” has the meaning set forth in Section 15.2(b) of this Agreement.

“Shareholders” means the Parties and any subsequent owners of Shares in the Company that become a party to this Agreement as provided hereunder.

“Shares” means validly issued, fully paid and outstanding shares of the capital stock of the Company issued on or after the Effective Date.

“Startup Transactions” means each of the transactions required to create the Company and start its business, each of which are described in Section 3.6 of this Agreement.

“Third Party Purchaser” has the meaning set forth in Section 5.3(b) of this Agreement.

“Transaction Agreements” means the Asset Purchase Agreement, the Assignment of Rights Agreement, the Payment Agreement, and any other agreement, document, or instrument necessary to implement and consummate each of the Startup Transactions.

“Transaction Steps” means transaction steps that are set forth diagrammatically in Exhibit “B” of this Agreement.

“VAT” means the value added tax as set forth under Mexican Law.

1.2Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise:

(i)Article, Section, Schedule, Exhibit and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(ii)References to Articles, Sections Exhibits and Schedules are to Articles, Sections of and Exhibits and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Article, Section or Schedule.

(iii)The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement.  Any reference to this Agreement includes the Schedules.

(iv)A reference to “this Agreement” or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

(v)Words in the singular shall include the plural and in the plural shall include the singular.

(vi)Unless the context otherwise requires, a reference to one gender shall include a reference to the other gender.

(vii)Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

(viii)References to a document in “agreed form” are to that document in the form agreed by the Parties as provided hereunder.

(ix)A reference to a Law is a reference to it as amended, extended or re-enacted from time to time.

(x)A reference to a Law shall include all subordinate legislation made from time to time under that Law.

(xi)References to times of the day are, unless the context requires otherwise, to Mazatlan, Sinaloa, Mexico time and references to a day are to a period of 24 hours running from midnight on the previous day.

Article II
REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of Marino. As a material inducement to NuZee entering into this Agreement and consummating the transactions contemplated hereby, Marino represents and warrants to NuZee as follows:

(a)Due incorporation, etc.  Marino has been duly incorporated under the Laws of Mexico and is duly organized and validly existing under such Laws.  Marino has the corporate power and authority to own its properties and assets and to carry on its business as presently carried on by it.

(b)Due Authorization.  Marino has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations hereunder, and the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of Marino.

(c)Powers granted to Representative. Marino is duly represented herein by its General Director Mr. Arturo Lizarraga Mercado;

(d)Enforceability of Obligations. This Agreement constitutes the valid and binding obligation of Marino enforceable against it, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally.

(e)Financial Capacity.  Marino presently has the requisite financial capacity to perform its obligations under this Agreement.

(f)Continuity of Representations.  The representations and warranties of Marino set forth in this Article V will continue to be true, correct and complete in all material respects after the Effective Date and through the Closing Resolutions.

(g)Recitals.  The statements made by Marino in the Recitals section of this Agreement are true and correct in all respects.

2.2Representations and Warranties of NuZee.  As a material inducement to Marino entering into this Agreement and consummating the transactions contemplated hereby, NuZee represents and warrants to Marino as follows:

(a)Due incorporation, etc.  NuZee has been duly incorporated under the Laws of the State of Nevada, United States of America and is duly organized and validly existing under such Laws.  NuZee has the corporate power and authority to own its properties and assets and to carry on its business as presently carried on by it.

(b)Due Authorization.  NuZee has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations hereunder, and the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NuZee.

(c)Powers granted to Representative. NuZee is duly represented herein by its President and Chief Executive Officer Mr. Masateru Higashida;

(d)Enforceability of Obligations.  This Agreement constitutes the valid and binding obligation of NuZee enforceable against it, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally.

(e)Financial Capacity.  NuZee presently has the requisite financial capacity to perform its obligations under this Agreement.

(f)Continuity of Representations.  The representations and warranties of NuZee set forth in this Article V will continue to be true, correct and complete in all material respects after the Effective Date and through the Closing Resolutions.

(g)Recitals.  The statements made by NuZee in the Recitals section of this Agreement are true and correct in all respects.

Article III
PURPOSE AND SCOPE OF THE AGREEMENT,
FORMATION OF THE COMPANY AND STARTUP TRANSACTIONS

3.1Purpose and Scope of the Agreement.  The Parties agree to set forth in this Agreement the terms and conditions (i) pursuant to which the Startup Transactions shall be implemented, and (ii) for regulating the governance and regulation of the affairs of the Company and the Parties’ interests therein.

3.2Nature of Agreement.  This Agreement is an agreement entered by the Shareholders for purposes of, and pursuant to Article 198 of the Companies Act.

3.3Incorporation of the Company.  Marino, together with an entity which is an Affiliate of Marino (the “Second Initial Shareholder”), shall incorporate the Company in accordance with this Agreement. The Company’s initial equity shall be an amount in Pesos equivalent to USD$ 3,000.00 at the Official Exchange Rate. All shares issued by the Company upon its incorporation shall be issued in favor of, and paid by, Marino, except for 1 (one) share which shall be issued in favor of, and paid by, the Second Initial Shareholder.

3.4Corporate Name.  The Parties intend for the corporate name of the Company to be “NuZee LATIN AMERICA, S.A de C.V.” In case such corporate name is nor authorized by the competent governmental authority, the Parties shall agree to an alternative corporate name.

3.5Business of the Company. The Company shall be authorized to carry out all lawful transactions, provided that, the main business of the Company shall be the manufacture of the Products in Mexico and the sale thereof to clients in the American continent.

3.6Startup Transactions.  The Parties hereby agree to use all reasonable endeavors and shall cooperate with each other, as necessary or reasonably required, in implementing and consummating the Startup Transactions pursuant to the following:

(a)Asset Purchase Agreement.  NuZee and Marino shall enter into a standard and customary asset purchase agreement (the “Asset Purchase Agreement”) whereby NuZee will transfer to Marino title and ownership of 2 (two) model FPG-T1 and/or FPG-LT branded Fuso International, manufactured by Nasa Corporation of Tokyo, Japan Machines free and clear of any Encumbrances.  As consideration, Marino shall agree to pay to NuZee USD$ 270,000.00 (Two Hundred Seventy Thousand Dollars) (the “Purchase Price”) as per the transaction steps (“Transaction Steps”) attached hereto and made a part hereof as Exhibit B.  The Asset Purchase Agreement shall include, among other items, (i) the right of Marino and/or any of its successors to acquire via NuZee machines for packing pour over coffee and coffee single serve bags (e.g., manufactured by Nasa Corporation of Tokyo, Japan or its subsidiaries, Wooshin FA&T of Seoul, Korea or its subsidiaries, and/or an alternative manufacturing company of comparable quality), to be selected by NuZee and approved by Marino, such approval not to be unreasonably withheld, along with any related equipment for the manufacture of Products in the Exclusivity Territory, and a limitation on NuZee's right to provide similar assistance to any other companies but Marino or Company in the Exclusivity Territory (the “Exclusivity Right”), (ii) customary representations and warranties for these kind of transactions, and (iii) terms and conditions negotiated in good faith by the Parties applicable to the payment of the Purchase Price. For the avoidance of doubt, the Exclusivity Right means and is limited to the following:

(I) For the duration of this Agreement, and/or until otherwise terminated in accordance herewith, NuZee and Marino shall be the exclusive joint-venture partners of each other within the Exclusivity Territory with respect to the Machines and Products and neither NuZee nor Marino, nor any Affiliate shall seek to do business with any other company that engages in, or that proposes to engage in the manufacture, sale or licensing of any products that may be similar to or in competition with the Products within the Exclusivity Territory;

(II) Neither NuZee nor Marino, nor any Affiliate shall seek to acquire or sell machines similar to the Machines or products similar to the Products within the Exclusivity Territory without the aid and assistance of each other and/or Company, nor each themselves directly, nor in any manner that may result in the circumvention of Company and/or this Agreement;

(III) Neither NuZee nor Marino, nor any Affiliate shall, during the continuance of this Agreement without the consent in writing of the other Party, enter into a joint venture, partnership, agency or similar relationship in the Exclusivity Territory with any third party in respect to products similar to or in competition with the Products;

(IV) NuZee and Marino shall each seek to capitalize on the good will of the other and, within the Exclusivity Territory, shall utilize their business contacts and networks in the best interests of the other in the pursuit of increasing the Company’s business, including, without limitation with respect to:

a.Taking part in fairs and exhibitions in the Exclusivity Territory on terms and conditions to be agreed between the Parties hereto on each such occasion;

b.Advising the Company of any inquiry that they may receive directly within or without the Exclusivity Territory and supplying the Company with copies of all correspondence relating thereto;

c.Training the Company’s personnel and providing the Company free of charge or within reason with all necessary samples, sales and technical literature to enable it to conduct its operation with maximum efficiency;

d.Keeping the Company reasonably advised of all new Product developments and of all facts and information that could be of interest to the Company’s customers within the Exclusivity Territory;

e.Keeping the Company reasonably advised of price adjustments, e.g., with respect to raw materials and/or otherwise;

f.Working in conjunction with the Company to protect the Company’s intellectual property rights, e.g., trademarks, copyrights, patents, etc.;

g.Reasonably cooperating to prevent or restrain outside entities from infringing on any intellectual property rights of the Company;

h.Reasonably joining in communications and negotiations with the customers of the Company to support the Company where such assistance may be needed;

i.Reasonably assisting the Company to ascertain the solvency of existing and potential customers;

j.Reasonably assisting the Company in the collection of all invoices as the Company may request

k.Reasonably assisting the Company in respect to its engineering or technical needs in an effort to carrying out its activities or for any reason that may be commercially or technically advisable; and

l.Taking all such steps as may be reasonably necessary to enable the Company to perform all and every obligation imposed upon the Company hereunder; etc.

For the avoidance of doubt, nothing in this Agreement shall be deemed to mean or to imply that Marino or Company has acquired any Exclusivity Rights from NuZee outside of the Exclusivity Territory; nor that NuZee has agreed to limit its rights in respect to undertakings of any type outside of the Exclusivity Territory; nor that Marino has agreed to limit its rights with respect to undertakings unrelated to the Machines and/or the Products within the Exclusivity Territory; nor that NuZee currently maintains the exclusive right to sell Machines within the Exclusivity Territory, or to acquire or provide Machines from any particular manufacturer; nor that the Comapny shall seek to sell Products intended for the Canadian or U.S. markets without the approval of both Parties.

(b)Assignment of Rights.  Marino and the Company shall enter into a standard and customary assignment agreement pursuant to which (i) Marino will assign in favor the Company all rights, title and ownership, free and clear of any Encumbrances, over the Machines and Equipment, and all of Marino’s rights derived from the Asset Purchase Agreement, including but not limited to the Exclusivity Right (the “Assignment of Rights”), (ii) as consideration for such assignment, the Company shall agree to pay to Marino an amount equal to the Purchase Price, (iii) the Company shall agree to pay to Marino the amount which is the transfer of the VAT at the 16% rate, which is the amount of USD$ 43,200.00 (Forty Three Thousand Two Hundred Dollars) (the “Assignment VAT Amount”), (iv) the Company shall agree to pay to Marino an amount equal to the amounts disbursed by Marino for the importation of the Machines and the transportation thereof to Mazatlan, Sinaloa, Mexico (the “Importation Amount”).

(c)Issuance of New Shares. Concurrently with the execution of the Assignment of Rights, Marino and the Second Shareholder shall approve shareholders’ resolutions of the Company to:

(i)increase the equity of the Company for an amount in Pesos equivalent to USD$ 317,000.00 (Three Hundred Seventeen Thousand Dollars) by means of the issuance of new Shares;

(ii)issue 270,000 (Two Hundred Seventy Thousand) Shares representing USD$ 270,000.00 (Two Hundred Seventy Thousand Dollars), in favor of Marino as payment in full of the consideration payable by the Company pursuant to the Assignment of Rights; and

(iii)issue 47,000 (Forty Seven Thousand) Shares representing USD$ 47,000.00 (Forty Seven Thousand Dollars), in favor of Marino to be paid by Marino in cash.

(d)Payments by the Company to Marino. Upon the cash payment by Marino to the Company of the 47,000 (Forty Seven Thousand) Shares provided in subparagraph (c)(iii) above, the Company shall apply such cash amounts to pay Marino the Assignment VAT Amount and the Importation Amount.

(e)Payment of the Purchase Price.  Once the issuance of new shares is finalized as provided in subsection (c) above, Marino, the Second Initial Shareholder and NuZee shall enter into a payment and share transfer agreement (the “Payment Agreement”) pursuant to which (i) Marino and the Second Initial Shareholder shall transfer to NuZee 50% of all the shares issued by the Company, free of any Encumbrance, as partial payment of the Purchase Price for an amount of USD$ 160,000.00 (One Hundred and Sixty Thousand Dollars), with (ii) the balance of the Purchase Price of USD$ 110,000.00 (One Hundred and Ten Thousand Dollars) (the “Balance Amount”) payable by Marino to NuZee immediately following the issuance of the shares. In summary:

Capital Contributions	Shareholders
	Marino	NuZee
To Company	USD$ 50,000	-
To Marino	-	USD$ 270,000*
To NuZee**	USD$ 110,000	<USD$ 110,000>
Net Investment	USD$ 160,000	USD$ 160,000

*In equipment.

**Net payable to NuZee post-receipt of Company’s shares.

(f)Closing Resolutions.  Concurrently with the execution of transfer of shares as provided in subsection (e) above, Marino and NuZee shall approve shareholders’ resolutions of the Company (the “Closing Resolutions”) to (i) acknowledge the ownership of the shares of the Company resulting from the Startup Transactions, (ii) amend the bylaws of the Company in their entirety and adopt new bylaws of the Company as provided in the form attached hereto as Exhibit “A”, (iii) integrate the Company’s Board as provided in Article VI of this Agreement, (iv)

designate senior officers of the Company, (v) revoke, modify and/or ratify any powers of attorney previously granted by the Company, and (vi) grant new powers of attorney by the Company.

(g)Joinder of the Company. Immediately after the execution of the Closing Resolutions, the Company shall become a party of this Agreement by executing a joinder agreement together with NuZee and Marino.

3.7Closing Term. The Parties shall take all necessary actions to conclude all the Startup Transactions indicated in Section 3.6 of this Agreement within a term which is 3 (three) months following the Effective Date (the “Closing Term”), which may be extended by written agreement of the Parties.

3.8Nature of Startup Transactions. It is agreed that all Startup Transactions indicated in Section 3.6 of this Agreement shall be regarded as one and single transaction so that no action or transaction shall be deemed to have taken place if and until all other actions and transactions have taken place as provided herein.

3.9Conduct of the Company Prior to the Closing Resolutions. From its incorporation until the adoption of the Closing Resolutions, Marino shall cause the Company to abstain from carrying on any business or entering into any transaction other than such transactions which are necessary to consummate the Startup Transactions.

3.10Additional Covenants Related to the Company’s Business.  The Parties agree as follows:

(a)Supply by NuZee.  The Company shall have the right to purchase, and NuZee agrees to supply, film, filters, boxes, and package-related materials, at NuZee’s cost plus a margin of 5%.

(b)Supplies from Marino.  The Company shall have the right to purchase, and Marino agrees to supply, machine-manufactured finished coffee and coffee-related goods, at Marino’s cost plus a margin of 5%.

(c)Distribution of the Products. The Company’s Products shall be distributed in Canada, United States of America, Mexico, Central and South America, and elsewhere, as may be agreed from time-to-time in writing between the Parties.

3.11Formation and Startup Expenses.  The formation and startup expenses of the Company, including but not limited to physical space, insurance, utilities, dedicated personnel, build out construction, certifications, licenses, and taxes, shall be paid by the Company. If the Company’s funds result to be insufficient to pay such expenses, the Parties shall provide the required funds to the Company in equal parts, as capital contributions, or as may otherwise be recommended by the Parties’ accountants.

3.12Additional Agreements.  The Parties further agree to cause the Company to execute any agreements in conformity herewith, as may be reasonably requested or required by the Parties for the proper management and operation of the Company including, without limitation, the Startup

Transactions and the supply and distribution agreements set forth in Section 3.10 of this Agreement.

Article IV
CAPITAL STOCK

4.1Percentages of Participation and Capital Structure.  Once the Startup Transactions described in Section 3.6 herein have been implemented and completed, NuZee and Marino shall be the only two Shareholders in the Company, each holding 50% (fifty percent) of the Shares, and the capital stock of the Company shall be integrated as follows:

(a)Contributed Capital.  The contributed capital (capital social) of the Company shall be the amount of USD$ 320,000.00 (Three Hundred Twenty Thousand Dollars), of which USD$ 3,000.00 (Three Thousand Dollars) shall correspond to the minimum fixed portion of the capital and USD$ 317,000.00 (Three Hundred Seventeen Thousand Dollars) shall correspond to the variable portion of the capital;

(b)Shares. The Company’s contributed capital shall be represented by 320,000 Shares, all fully paid, common, nominative, and with no par value, which:

(i)3,000 Shares shall correspond to the fixed portion of the Company’s capital and identified as Class I Shares;

(ii)317,000 Shares shall correspond to the variable portion of the Company’s capital and identified as Class II Shares;

(iii)All Class I and Class II Shares shall be assigned to two Series, Series A and Series B.

(c)Allocation of Series. The Series A Shares shall be held by NuZee, and the Series B Shares shall be held by Marino.

(d)Share Ownership.  The Shares shall be owned by NuZee and Marino as follows:

Shareholders	Class I		Class II		Percentage
	Series A	Series B	Series A	Series B
Marino	1,500	-	158,500	-	50%
NuZee		1,500	-	158,500	50%
Subtotal	3,000		317,000		100%
Total:	320,000				100%

4.2Subsequent Equity Contributions.

(a)The Parties may agree on additional equity contributions.

(b)Unless the Shareholders otherwise determine pursuant to the Bylaws, each Share issued by the Company to represent a capital contribution shall be paid for an amount in Pesos equal to USD$ 1.00 per Share, at the Official Exchange Rate.

4.3Pre-emptive Rights.  In the event the Shareholders of the Company authorize any capital increase, each Shareholder of the Company shall have the pre-emptive right to subscribe and pay for a portion of such share capital increase, based on such Shareholder’s Ownership Interest.

Article V
TRANSFER AND PLEDGE OF SHARES

5.1General Restriction on Transfers.  No Party shall, directly or indirectly, transfer any of its Shares without complying with the provisions of this Article; and no Party shall, except with the prior written consent of the other Party or as specifically set forth in the following provisions of this Article, in any manner, whether directly or indirectly, create, or cause or permit to occur, any pledge of any of its Shares.

5.2Pledges.  Subject to Section 8.1, any Party (the “Pledgor”) may pledge any of the Shares from time to time held by it (the “Pledged Shares”) for the exclusive purpose of obtaining bona fide financing for the Company.  No pledge shall be registered in the books of the Company, unless it complies with the limitations of this Section.  No transfer of registered Shares in the books of the Company to any pledgee shall release any Pledgor from its obligations under this Agreement.

5.3Permitted Transfers.  Each Party may, upon notice to and approval of the other Party as described below, transfer all or any shares held by such Party, at any price, to (a “Permitted Transfer”):

(a)one or more Affiliates of such Party; or

(b)to a Person which is not an Affiliate (a “Third Party Purchaser”) which complies with all the following requirements:

(i)has a net worth (the excess of total assets over total liabilities, calculated according to Mexican generally accepted accounting principles), both prior to and after the transfer, at least adequate to satisfy its obligations under this Agreement;

(ii)does not have (and is not affiliated with a person or entity that has) as one of its businesses a business that is somehow related to, or in indirect or direct competition with, the business of the other the Party, the Company and or any of the Party’s Affiliates; and

(iii)is not generally recognized in the community as being of ill reputation and is not in any other manner a person with whom a prudent businessperson would not wish to associate in a commercial venture or is an unsuitable business associate.

5.4Execution of Documents Upon a Permitted Transfer. All purchasers of Shares pursuant to a Permitted Transfer shall agree in writing to be bound by all of the terms of this Agreement and the Bylaws. In case the purchaser is an Affiliate of the transferor, whether or not such Affiliate is also a shareholder of the Company prior to any transfer of Shares, any such transferor shall continue to be joint and severally liable of the obligations of such Affiliate with respect to this Agreement and any Transaction Agreements.

5.5Notice of Intent to Transfer.

(a)A Party which intends to carry out a Permitted Transfer (the “Offeror”) shall notify the other Party (the “Offeree”) at least 45 (forty five) calendar days prior to the proposed closing of the transfer, setting forth all the terms and conditions of the proposed transfer, including, without limitation, (i) the name, address and business background in reasonable detail of the Third Party Purchaser, (ii) the number of Shares to be sold (the “Offered Shares”), and (iii) the prospective purchase price of the Offered Shares and any other relevant terms and conditions of the sale (the “Sale Notice”).

(b)Within 15 (fifteen) calendar days following receipt of the Sale Notice, the Offeree may exercise its right of first refusal or tag-along right as provided in Sections 5.6 and 5.7 below by delivering a notice to the Offeror.

(c)In the event Offeree fails to respond to the Sale Notice or elects not to exercise its right of first refusal or tag-along right, then the Offeror may transfer the Offered Shares to the Third Party Purchaser at the price and on the terms and conditions notified to the Offeree.  If the sale to the Third Party Purchaser s not closed within 60 (sixty) days after the refusal or deemed refusal of the Offeree to purchase the Offered Shares, then the Offeror must re-offer the Shares to the Offeree pursuant to the above procedure before completing its sale to the Third Party Purchaser.

5.6Rights of First Refusal. In the event Offeree elects to purchase the Offered Shares as provided in Section 5.5(b) above, the Offeror shall sell to the Offeree all, and not less than all, the Offered Shares.

5.7Tag-Along Right. In the event Offeree elects to participate in the Permitted Transfer as provided in Section 5.5(b) above, then the Offeree shall have the right, as a condition to such transfer being consummated, to sell to the Third Party Purchaser a number of Shares owned by the Offeree equal to the percentage of the Offered Shares which percentage is equal to the Offeree’s Ownership Interest. Such Shares of the Offeree shall at the highest price per share being paid to the Offeror by the Third Party Purchaser and on terms and conditions no more favorable to the Third Party Purchaser than those for the proposed sale of the Shares by the Offeree to such Third Party Purchaser.

5.8Unauthorized Transfers Void.  Any purported transfer, issuance or pledge of any Shares which is not in full compliance with the provisions of this Agreement and the Bylaws of the Company shall be null and void ab initio and the Company shall not register the subject transfer, issuance or pledge and the transferee shall not be entitled to vote or receive dividends or distributions with respect to such Shares. Each certificate evidencing the Shares of the Company shall bear the following conspicuous legend:

“The shares of the Company represented by this certificate are subject to the restrictions including, but not limited to, restrictions on transfer and encumbrances, which are set forth in the agreement between the shareholders.  Any attempted transfer or encumbrance of shares in breach of any such agreements will be deemed for all purposes as null and void, and no registration shall be made at the Shareholders Registry Book or other corporate books of the Company unless such restriction has been satisfied”.

Article VI
BOARD OF DIRECTORS

6.1Responsibilities.  The Board shall have the responsibility, power and authority to manage and supervise the business and affairs of the Company in accordance with this Agreement and the Bylaws of the Company.

6.2Number of Directors.  The Board shall be composed of four (4) Directors. For each Director appointed, an alternate may be designated.

6.3Appointment of Directors.  All Directors shall be appointed by resolutions of the Shareholders, as provided under the Bylaws and the applicable Laws.  The holders of the Series A Shares and the Series B Shares shall each have the right to appoint two (2) Directors per Series of Shares, provided that, Directors shall be senior level executives of each of the Parties.  Each of the Series A Shares and the Series B Shares shall have the right to request the appointment of an alternate director for each principal director designated by such Shareholder.  Any Shareholder owning at least twenty five percent (25%) of the capital stock shall have the right to appoint one (1) Director.

6.4Chairman and Secretary.  The Chairman of the Board will not have casting vote.  The position of chairman of the Board shall be appointed by Marino, and the position of secretary of the Board shall be appointed by NuZee, provided that the position of secretary may be delegated to a non-member of the Board.

6.5Removal of Directors.  Each Director shall remain in office indefinitely until the earlier of his resignation, removal, incapacity or death, provided, however, that in the case of resignation or removal, unless otherwise consented to in writing by all of the Shareholders, such Director shall remain in office until his successor is designated and has accepted his appointment.  Any Director may resign at any time upon written notice to the Chairman of the Board.  Each of the Series A or B Shareholders shall have the exclusive right, without the approval or consent of the other Shareholder, and without any condition or restriction whatsoever, to select, designate, appoint, remove or replace at any time any of the Directors it appointed.

6.6Meetings of the Board.

(a)The Parties intend there to be a scheduled (i) ordinary meeting of the Board at least quarterly in person and (ii) monthly by conference call or similar communications equipment by means of which all Persons participating in the meeting can hear each other, to discuss the business and affairs of the Company, including but not limited to, reviewing business operations of the Company, reducing transaction costs, maximizing profits and ensuring success for the Shareholders of the Company.

(b)Meetings of the Board shall be convened at the request of any two members of the Board.  The notice of the meeting shall specify at least the date, hour, place and agenda for the meeting and shall be signed by two Directors.  Notice, of each meeting of the Board, together with a written agenda for such meeting, shall be sent to all the Directors and shall be given not less than fifteen (15) days before the date on which the meeting is proposed to be held.  Supporting material (including text of proposed resolutions) shall be sent by courier to each Director at least seven (7) Business Days in advance of a Board meeting.  The Directors which are not resident in Mexico shall be additionally sent a copy of such documents by e-mail (with written confirmation of the receipt thereof), to the e-mail address registered by them with the Company.  All notices, agenda, materials (including materials submitted or otherwise circulated at Board Meetings) and minutes of meetings of the Board shall be in English and to the extent necessary, also in Spanish.  A Director may waive notice of a Board’ meeting by delivering a written notice to the Chairman of the Board at any time but, in any event, in accordance with the provisions of any applicable Law.  The attendance or participation of a Director at a meeting shall constitute a waiver of notice for such meeting, except when a director attends a meeting for the sole purpose of objecting to such meeting on the grounds that the same was not properly called.

(c)The meetings of the Board will be held at the head office of the Company or any place inside or outside Mexico as mutually agreed by the Directors, on any Business Day.  All meetings of the Board shall be attended in person unless previous arrangements have been made to attend telephonically or via video call (e.g., Skype), it being understood that a Director may not attend (3) three consecutive meetings telephonically or via video call without also attending at least one such meeting in person.

(d)If quorum is not reached at any meeting of the Board, such meeting shall be adjourned to a subsequent date determined by the Chairman or the Secretary of the Board and notice of such new meeting (with the same agenda as for the Board meeting called on first notice) shall be provided promptly, provided that such notice shall be given not less than seven (7) Business Days, and not more than ten (10) Business Days, in advance of the new meeting.  The same rules will apply to a third and subsequent meeting if the quorum is not reached at the second meeting or such other subsequent meeting.  For greater certainty, no action shall be taken at such second or subsequent meeting or if such action did not appear as an item for discussion in the agenda accompanying the first notice, unless all Directors are in the meeting.

6.7Quorum of the Board.  Two (2) Directors shall constitute a quorum at any meeting of the Board; provided that one of the Directors of the Series A-Shares and one of the Directors of the

Series B-Shares are attending.  Any meeting of the Board without such quorum shall be irregular and its proceedings void ab initio.

6.8Expenses.  Each Director shall bear the travel expenses for attending Board meetings.

6.9Compensation to Directors.  No director shall be entitled to compensation from the Company for services rendered to the Company.

6.10Vote by the Board.

(a)At Board meetings convened whether by a first or subsequent notices, Board resolutions shall be adopted by the affirmative vote of at least two (2) Directors, provided however that the affirmative vote of one Director of the Series A Shares and of one of the Directors of the Series B Shares shall always be required.

(b)A unanimous resolution in writing (circulated together with an agenda and an explanatory statement setting out in reasonable detail the rationale for proposing the resolution) in both the Spanish and English languages signed by all of the Directors shall be valid and effectual as if it has been a resolution passed at a meeting of the Board duly convened and held.  Any such resolution may be contained in a single document or may consist of several documents all in like form.  For the purpose of this paragraph, “in writing” and “signed” include signature by e-mail provided that an original resolution signed by all Directors, whether or not in counterparts, follows within the following ten (10) calendar days.  The Directors shall procure that the original signed resolutions shall promptly be forwarded to the Company by the respective signatories for its records.

6.11Standard of Care.

(a)Any Director in the performance of his duties shall be fully protected in relying in good faith on information, opinions, reports, or statements (including financial statements, books of account and other financial data) if prepared or presented by (i) one or more officers or employees of the Company, or (ii) legal counsel, public accountants, or other persons holding themselves out as having professional or expert competence and acting on behalf of the Company.

(b)No Director shall be liable to the Company or any Shareholder for monetary damages for breach of fiduciary duty in his capacity as Director, except for liability:  (i) for any breach of such Director’s duty of loyalty to the Shareholder that nominated such Director, (ii) for acts or omissions not in good faith or which involve willful misconduct or an intentional violation of Law, or (iii) for any transaction from which such Director derived an improper personal benefit.

Article VII
SHAREHOLDERS’ MEETINGS

7.1Shareholders’ Meetings.  Shareholders’ Meetings shall constitute the ultimate authority of the Company.  Shareholders’ Meetings may approve and ratify any action or transaction of the Company and their resolutions shall be executed by the person specifically appointed to that effect at such meetings, or, if no appointment is made, by the Chairman or Secretary of the Board.

Resolutions legally adopted at a Shareholders’ Meeting shall be legal and binding on the Company, its Board and the Shareholders. Shareholders’ Meetings shall be either Special, Ordinary or Extraordinary, as provided in the Bylaws.

7.2Quorum and Voting.

(a)In first call or subsequent call, the holders of at least fifty one percent (51%) of all of the issued and outstanding Shares of the Company shall constitute a quorum for any Ordinary Meeting.

(b)In first call or subsequent call, the holders of at least seventy five percent (75%) of all of the issued and outstanding Shares of the Company shall constitute a quorum for an Extraordinary Meeting.

(c)Every Shareholder shall be entitled to one (1) vote per Share at meetings of Shareholders.

(d)When a quorum is present at an Ordinary Meeting, called by first or subsequent notice, the affirmative vote of at least fifty one percent (51%) of those issued and outstanding Shares present shall be required.

(e)When a quorum is present at an Extraordinary Meeting, called by first or subsequent notice, the affirmative vote of Shareholders representing at least seventy five percent (75%) of all of the issued and outstanding Shares shall be required.

7.3Notice and Other Requirements.

(a)Shareholders’ Meetings shall be convened at the request in writing of the Board, any one of the Directors or at the instance of any one of the Shareholders owning at least twenty five percent (25%) of the Shares.

(b)Shareholders’ Meetings shall be held at the head office of the Company or such other place as may be agreed by the Board, within the corporate domicile, except in the event of force majeure.

(c)All notices, agenda, draft resolutions and minutes of each Shareholders’ Meeting shall be in both the Spanish and English languages.  All other materials submitted at a Shareholders’ Meeting or otherwise circulated to the Shareholders’ Meeting (including, without limitation, the materials prepared by an officer) shall be in the English language only and also in the Spanish language, if necessary.

(d)Shareholders’ Meetings shall be held principally in the English language.

(e)Notice of each Shareholders’ Meeting, together with a written agenda for such Shareholders’ Meeting, shall be published in the electronic system of the Mexican Ministry of Economy (Secretaría de Economía) and delivered to each Shareholder not less than thirty (30) days before the date on which the Shareholder s’ Meeting is proposed to be held.  Supporting material (including the text of proposed resolutions or consents) shall be sent by courier to each

Shareholder at least seven (7) Business Days in advance of a Shareholders’ Meeting.  Notice to any foreign Shareholder shall at the earliest opportunity, be delivered additionally by e-mail (with written confirmation of the receipt thereof), to the e-mail address registered with the Company.  In all cases, the foreign Shareholders shall be consulted prior to the calling of any Shareholders’ Meeting with a view to ensuring their presence at all such meetings.  No notice shall be required if, at the time of the Shareholders’ Meeting, all of the Shareholders entitled to vote are represented, either in person or by proxy.

(f)The Shareholders hereby agree that no registration or notarization of Shareholders’ resolutions in relation to increases of capital stock in the variable portion shall take place.  However, the Shareholders hereby authorize the Secretary to proceed to such registration or notarization at any time following the adoption of Shareholders’ resolutions if the Secretary considers that such registration or notarization is necessary.

(g)Any notice for a second or subsequent Shareholders’ Meeting shall be accompanied by the same agenda as for the Shareholders’ Meeting called on first notice.  For greater certainty, no action shall be taken at such second or subsequent Shareholders’ Meeting if such action did not appear as an item for discussion in the agenda accompanying the first notice.

7.4Unanimous Resolutions.  A resolution in writing (circulated together with an agenda and an explanatory statement setting out in reasonable detail the rationale for proposing the resolution) signed by all of the Shareholders shall be valid and effectual as if it has been a resolution passed at a Shareholders’ Meeting duly convened and held.  Any such resolution may be contained in a single document or may consist of several documents all in like form.  For the purpose of this paragraph, “in writing” and “signed” include signature by email, provided that an original resolution signed by Shareholders, whether or not in counterparts, follows within the next ten (10) calendar days.  The Shareholders shall procure that the original signed resolutions shall promptly be forwarded to the Company by the respective signatories for its records.

Article VIII
FINANCIAL MATTERS

8.1Funding Policy.  The financing policy and financing requirements of the Company shall be from time to time established by the Board in accordance with the provisions of this Agreement.

8.2Annual Budget.  The Company shall, on an annual basis, adopt an annual operating and capital budget (the “Annual Budget”) in accordance with the terms, conditions and procedures set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, the Company’s officers shall manage the business and the Company’s affairs in all material respects in accordance with the Annual Budget.  The Annual Budget shall be submitted to the Board’s final approval no later than October 15th of each Fiscal Year. If the Board does not approve the Annual Budget for a Fiscal Year, the Company shall be managed on the basis of the last approved Annual Budget, adjusting the items in such budget for inflation in accordance with the variation of the “Consumer Price Index for U.S. City Averages for all Urban Consumers, All Items” published by the Department of Labor of the United States of America if such item is denominated in Dollars, or the “Índice Nacional de Precios al Consumidor” published by the National Institute of Statistics,

Geography and Informatics (Instituto Nacional de Estadística, Gerografía e Informática) of Mexico if such item is denominated in Pesos.

8.3Statutory Auditors.  Shareholders owning at least twenty five percent (25%) of the Shares shall have the right to appoint a statutory auditor (comisario) to act in accordance with Articles 164 through 171 of the Companies Act, it being understood that nothing in this Section shall derogate from the right of NuZee to retain its own auditor for the audit of the Company.

Article IX
BOOKS AND RECORDS

9.1Books and Records.  The Parties shall procure that the Company shall at all times maintain accurate and complete accounting and other financial records in accordance with (i) the requirements of all applicable Laws and the current Financial Information Standards (Normas de Información Financiera) issued by the Consejo Mexicano de Normas de Información Financiera, A.C. and (ii) and the Parties shall cooperate in good faith to convert the data to generally accepted international or U.S. accounting standards (e.g. IFRS or U.S. GAAP) as agreed by the Parties.

9.2Inspection Rights.  Each Party and its authorized representatives shall be allowed access at all reasonable times to examine the books, records and files of the Company and to perform any audit or investigations related to the Company’s activities at the Company’s address or at the office of any of the Parties if any books, records and files of the Company are maintained in such address, provided that, any inspection and/or audit at the address of any of the Parties shall be exclusively related to the Company’s books, records and files.  If any of the Parties discovers during and audit or inspection any defects in internal control of the Company or errors in record keeping of the books records and files of the Company (“Audit Discrepancies”), it should immediately or no later than two (2) business days (giving allowance to weekends and federal Mexican and U.S. holidays alike) following such findings, notify in writing the Board and the Statutory Auditor.  The Board and the Statutory Auditor upon receipt of the notice referred in this Section 9.2 shall undertake, with all appropriate diligence, all actions required and necessary to correct such errors or discrepancies within a reasonable period of time.  The Company shall inform the Shareholders in writing all actions taken to correct any Audit Discrepancies.

Article X
CONDUCT OF BUSINESS

10.1Conduct of Business.  The Company shall not conduct any business that contravenes this Agreement or the Bylaws.  Each Party shall use its best efforts to exploit and carry out the business of the Company for such purposes the Parties shall collaborate with each other and work in good faith to grow the business of the Company and to expand and make available each Party’s customer bases and sales networks related to the business of the Company for each other’s and the Company’s benefits.

Article XI
CONFIDENTIALITY OF INFORMATION

11.1Confidential Information.  Each Shareholder (hereinafter referred to as a “Receiving Party”) agrees to hold in confidence and not to disclose to any third party (i) any and all information relating to the business, affairs or the property of the other Shareholder(s) or its/their Affiliates or of the Company (hereinafter referred to as a “Disclosing Party”) or their respective customers, obtained directly or indirectly by a Receiving Party, whether orally or in writing and before or after the date of this Agreement; (ii) all analyses, compilations, studies and other documents and records prepared by a Receiving Party, its advisers or its representatives that are generated from or reflect such information, (iii) any technical, economic, business and market studies or strategies and business plans prepared by any Shareholder before or after the date of this Agreement in relation to the Company and the transactions contemplated hereby, and (iv) the terms of this Agreement or any other facts relating to the transactions contemplated hereby (collectively, the “Information”), except (1) if such Information is required by any applicable Law or court order in Mexico, the United States of America, or in any other relevant jurisdiction to be disclosed by such Receiving Party or their Affiliates, but only after written notice of such disclosure requirement has been given by the Receiving Party or their Affiliates to the Disclosing Party (it being understood and agreed that (i) this Agreement must be disclosed by NuZee as a “material contract” pursuant to the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder and (ii) only one such notice shall be required in respect of continuous disclosure requirements), (2) if such Information is disclosed by the Receiving Party to its shareholders, directors, officers, executives, employees, principals, investors and those of its Affiliates, representatives, agents and legal, tax, finance and other advisors (who may include lending institutions and insurance companies) (collectively the “Representatives”) who need to know such information for the purpose of assisting the Receiving Party with the evaluation, negotiation, planning, financing, implementation and operation of the agreement contemplated hereby, and for any other financing of the Receiving Party to the extent necessary to obtain such financing, but only if such Representatives are not employees, officers or directors of any Person who, directly or indirectly, compete with the business in Mexico, Central and South America and after such Representatives have been directed by the Receiving Party to treat such information in accordance with the terms of this Agreement, (3) with the prior written consent of the Disclosing Party, which consent shall not be unreasonably withheld or, (4) if such Information is disclosed by or on behalf of the Receiving Party to a bona fide prospective purchaser of Shares held by such Receiving Party, but only after such purchaser has delivered to such Receiving Party a written undertaking to be bound by the terms and conditions herein.

11.2Permitted Disclosures. The obligations herein set forth shall not apply to a Receiving Party in respect of (i) Information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by such Receiving Party in breach of this Agreement, or (ii) Information that is or becomes generally available to such Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by such Receiving Party to be bound by any confidentiality obligation with respect to such Information, or (iii) Information that the Receiving Party can demonstrate, was known to it prior to the disclosure thereof by the Disclosing Party.

11.3Further Covenants.

(a)Each Shareholder further agrees not to use, and to use its reasonable efforts to procure the Company not to use, the information in a manner detrimental to the Disclosing Party.

(b)Each Shareholder and the Company further agree to treat the Information with the same degree of care as such Shareholder employs for the protection of its own Information (and, in any event, with reasonable care).

11.4Survival of Confidentiality Obligations.  The obligations of each Party contained herein shall continue for five (5) years after the date of disclosure by the Disclosing Party, or two (2) years after the date of termination of this Agreement, whichever period is shorter, with respect to a subject Party.

Article XII
NON-COMPETE AND NON-SOLICITATION

12.1Non-Competition.  Each Party agrees that it will not, without prior written consent of the other Party, which consent shall not be unreasonably withheld, directly or indirectly, during the term of this Agreement or prior to the 3rd anniversary of the termination of this Agreement and/or wind-up or liquidation of the Company, engage in or carry on (i) any business substantially similar to any aspect of the business of the Company in Mexico, Central and South America; or (ii) any activity which is competitive with the business of the Company, or any successor to the Company in Mexico, Central and South America

12.2Non-Solicitation.  Each Party agrees that it will not, nor its Affiliates, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, directly or indirectly, during the term of this Agreement or prior to the 3rd anniversary of the termination of this Agreement and/or wind-up or liquidation of the Company, induce, encourage or solicit any employee of the other Party or the Company to leave his or her employment with the other Party or the Company or to accept any other position or employment or enter into any independent contractor relationship or assist any other person in hiring such employee; provided, that each Party or its Affiliates shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by such Party or its Affiliates; (ii) responds to any public advertisement placed by such Party or its Affiliate; or (iii) has been terminated by the other Party or the Company, as applicable, prior to commencement of employment discussions between such Party or its Affiliate and such employee.

Article XIII
TERMINATION

13.1Termination.  This Agreement shall terminate upon the occurrence of any of the following events:

(i)the mutual consent of the Parties;

(ii)in case any Party ceases to hold an Ownership Interest which is less than 40% of the aggregate number of issued and outstanding Shares;

(iii)in case the Startup Transactions are not fully consummated within the Closing Term, whether by a breach attributable to any Party, force majeure or any other reason (the “Non-Consummation Event”); or

(iv)the termination or expiration, under any cause or reason, of this Agreement.

13.2Effect of Termination.

(a)Termination in General. The termination of this Agreement, for whatever cause, shall not affect any provision of this Agreement which expressly operates in the event of or despite expiry or termination of this Agreement, including, without limitation, the provisions of Article XII and Article XI, and the termination of this Agreement shall be without prejudice to any claim which has been made or may be made by one of the Shareholders hereto against another for breach by such other Shareholder of any of its obligations under this Agreement. In the case of termination in accordance with this Article 13.2 (a) the Parties shall agree on the winding up of the Company and/or the equitable distribution of the Company’s assets and/or the continuation of the Company under the ownership of a single Party. In the event an agreement is unable to be reached:

i.The Company will be wound up and Machines will be purchased by NuZEe at the then-current value; and

ii.The Company will change its name in order to eliminate any reference to “NuZee.”

(b)Termination Upon the Non-Consummation Event. In case the Non-Consummation Event occurs, and the Parties have executed the Assignment of Rights and/or the Asset Purchase Agreement, the provisions of the preceding paragraph (a) shall apply, and additionally:

(i)the Asset Purchase Agreement and the Assignment of Rights shall be terminated and title of the Machines shall be returned to NuZee, and if possession of the Machines has been delivered to Marino or the Company, possession of the same shall be returned to NuZee;

(ii)any and all obligation of Marino and/or the Company to pay the Purchase Price shall terminate; and

(iii)the costs of returning possession of the Machines to NuZee, including but not limited to export and import fees, VAT, and transportation costs, shall be borne by each Party in equal parts, unless such termination is caused by a Party’s breach of this Agreement, in which case the breaching Party shall bear such costs.

Article XIV
INDEMNIFICATION

14.1Indemnity by Marino.  Marino shall defend, indemnify and hold harmless NuZee (via counsel of NuZee’s own choosing) and the Company and their respective directors, officers, employees, agents, representatives, subsidiaries and Affiliates, in respect of any claim directly or indirectly incurred by or asserted against any of them, resulting from or in connection with a breach of any of the representations, warranties, covenants and agreements made by Marino herein.

14.2Indemnity by NuZee. NuZee shall defend indemnify and hold harmless Marino (via counsel of Marino’s own choosing) and the Company and their respective directors, officers, employees, agents, representatives, subsidiaries and Affiliates, in respect of any claim directly or indirectly incurred by or asserted against any of them, resulting from or in connection with a breach of any of the representations, warranties, covenants and agreements made by NuZee herein.

14.3No Admission of Liability. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

Article XV
DEADLOCK

15.1Deadlock.

(a)A deadlock will exist if the Parties are unable to agree on any decision submitted to the Shareholders or the Board which requires to be resolved in order for the Company to continue to conduct its business, including without limitation the approval by the Board and the Shareholders of the Company’s annual financial statements and the approval of capital contributions required to pay the Company’s costs (a “Deadlock”).  For the avoidance of doubt, no Deadlock shall exist with respect to the issue of contributing additional debt to the Company, it being understood that all additional contributions shall be in the form of capital contributions, i.e., equity.

(b)If a Deadlock exists, then the Parties shall, on a bona fide basis escalate said matter to their corresponding principals or business decision takers (i.e., their respective chief executive officers, chief financial officers, chief operating officers or any other officer with sufficient authority to take a decision in connection this Agreement) within the following 10 Business Days after the date on which the parties became aware of the existence of a Deadlock.

(c)Each Party shall have a 20 Business Day (the “Deadlock Negotiation Term”) term to discuss, analyze and decide upon any Deadlock at a principal or decision taker level, provided that during this term Parties may, at their own cost, require expert opinions, request reasonable business-related information to the other Party or propose alternative solutions to the Deadlock.

Parties may, but will not be obligated to, extend the Deadlock Negotiation Term for one additional 20 Business Day term if they deem it convenient to reach an amicable solution to the Deadlock situation. However, if the Deadlock Negotiation Term and, as the case may be, its extension elapses without the Parties reaching an agreement, then the provisions and procedures set forth in Section 15.2 below shall apply.

(d)If during the Deadlock Negotiation Term (or any extension thereto) the Parties reach an agreement to resolve the Deadlock situation, then Parties must lay out their agreement in writing with reasonable and sufficient detail (the “Deadlock Solution Agreement”). Any Deadlock Solution Agreement shall be deemed to be a part of this Agreement and will be a binding obligation and in full force and effect against each Party upon its execution and delivery; provided that failure to comply with any Deadlock Solution Agreement shall give the non-defaulting Party the right to (i) initiate the procedure set forth in Sections 15.2, or (ii) seek any mandatory compliance or any other legal remedy to the defaulting Party’s breach of the Deadlock Solution Agreement.

(e)If a Deadlock situation arises between the Parties in connection with a similar or identical issue that was previously solved by reaching into a Deadlock Solution Agreement, the Parties must abide by the terms and conditions set forth in the Deadlock Solution Agreement; provided that if (i) the impact of said solution in the Company’s business is greater than the previously solved Deadlock, (ii) abiding by the previous Deadlock Solution Agreement may result in any material harm to any of the Parties or its Affiliates, or (iii) more than two years after the previous Deadlock Solution Agreement have elapsed, then the requirements, terms and conditions set forth in this Section shall be fully restored as if a new Deadlock has occurred.

15.2Buy-Sell Deadlock Option.

(a)Upon the occurrence of any Deadlock situation that is not resolved with the procedure set forth in Section 15.1 above and within the Deadlock Negotiation Term, then either Party shall be entitled to exercise its buy-sell rights set forth in this Section 15.2 (the “Deadlock Buy-Sell Right”), by delivering a Buy-Sell Notice (as defined below) to the other Party, subject to the following terms, conditions and procedures:

(b)If any Party wishes to exercise its Buy-Sell Right (the “Initiating Party”) it shall deliver a written notice to the other party (the “Responding Party”) within the 30 Business Days following the date on which the Deadlock Negotiation Term elapses (the “Buy Sell Notice”). The Buy Sell Notice shall include: (A) a description of the circumstances that triggered the Deadlock Buy-Sell Right, and (B) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed)) at which the Initiating Member shall (1) purchase all of the Shares owned by the Responding Member (the "Buy-out Price"), or (2) sell all of its Shares to the Responding Member (the "Sell-out Price"), with any difference between the Buy-out Price and the Sell-out Price based solely on each Party’s Share ownership in the Company, without regard to any market discount or premium from differences in such proportionate interests.

(c)Within 30 Business Days after the Buy-Sell Offer Notice is received (the "Buy-Sell Election Date"), the Responding Party shall deliver to the Initiating Party a written notice (the "Response Notice") stating whether it elects to: (A) sell all of its Shares to the Initiating Party for the Buy-out Price, or (B) buy all of the Shares owned by the Initiating Party for the Sell-out Price.

The failure of the Responding Party to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an election to sell all of its Shares to the Initiating Party at the Buy-out Price.

(d)The closing of any purchase or sale of Shares pursuant to this Section 15.2(d) shall take place 30 (thirty) Business Days after the Response Notice is delivered or deemed to have been delivered or some other date mutually agreed upon by the Parties. Unless otherwise agreed by the Parties in writing, the Buy-out Price or the Sell-out Price, as the case may be, shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the selling Party (the "Selling Party"). At the closing, the Selling Party shall deliver to the purchasing Party (the "Purchasing Party") title to its Shares. Each Party agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Party's Shares by the Purchasing Party.

Article XVI
MISCELLANEOUS

16.1Notices.  Any notice or other communication required or permitted hereunder shall be in writing personally or with an international express courier service, and in each case, addressed to the Parties at the address set forth below (or such other address as may be designated by such Party from time to time by written notice to the Parties):

If to Marino:

Carretera Internacional al Sur Km. 1193.5
Colonia Anahuac, C.P. 82188
Mazatlán, Sinaloa, México
Attention: Arturo Lizarraga Mercado

With copies to (which shall not constitute notice to):

Greenberg Traurig, S.C.
Paseo de la Reforma #265, PH1
Col. Cuauhtémoc
06500 Ciudad de México
Attention: Fernando Orrantia Dworak

If to NuZee:

1700 Capital Avenue, Suite 100
Plano, Texas, 75074 United States of America

Attention: Masateru Higashida

With copies to (which shall not constitute notice to):

Isaacman, Kaufman, Painter, Lowy & Zucker, P.C.

1100 Glendon Avenue, Suite #1500

Los Angeles, CA 90024
Attention: Andrew S. Zucker, APC

16.2Language.  This Agreement is executed in the English language only.  In the event of a conflict or inconsistency between the English and any translation to the Spanish language of the Bylaws, the English language version shall prevail.

16.3Assignment.  No Party may assign its rights and obligations under this Agreement, in whole or in part, except as otherwise expressly provided herein or except with the prior consent of the other Party, which consent shall not be unreasonably withheld. Any assignment in contravention of this provision shall be null and void and of no effect.  Notwithstanding the foregoing, NuZee may assign its rights hereunder to a wholly-owned Affiliate of NuZee, e.g., a SPE created for the sole-purpose of holding the shares of the Company.

16.4Status of Agreement; Further Actions.  Each Party agrees to perform all further acts and execute, acknowledge and deliver any documents consistent herewith, which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, and exercise all its voting rights and other powers in relation to the Company to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of this Agreement.  If there is an inconsistency between any of the provisions in this Agreement and the provisions of the Bylaws, the provisions of this Agreement shall prevail as between the Parties.  The Parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Bylaws of the Company to the extent necessary to permit the Company and its business to be administered as provided in this Agreement.

16.5Relationship of Parties.  No Shareholder shall have the power or authority to make any statements, representations or commitments of any kind, or take any action (or omit to take any action) that will legally bind any of the other Shareholders; and nothing herein contained shall be construed as authorizing any Shareholder to act as an agent or representative of any of the other Shareholders or to legally bind any of the other Shareholders without the prior written consent of the other Shareholder to do so.

16.6Entire Agreement; Oral Explanation; Amendments.  This Agreement and its exhibits and schedules constitute the entire agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior understandings and agreements, whether written or oral.  No oral explanation or oral information by any of the Shareholders shall alter the meaning or interpretation of this Agreement.  No amendment hereto shall be effective or binding on any of the

Shareholders unless reduced to writing with specific reference to this Agreement, and executed by the respective duly authorized representatives of each of such Shareholders.

16.7Survival of Obligations.  Except as otherwise specifically provided herein, the termination of this Agreement for any reason shall not release any Shareholder or the Company from any liability that at the time of termination has already accrued to any such other Parties hereto or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of any such Party hereto which is expressly stated elsewhere in this Agreement to survive termination hereof.

16.8Severability.  The invalidity or unenforceability of any provision, in whole or in part, of this Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof, provided, however, that each of the Shareholders shall use their reasonable efforts to achieve the purpose of the invalid or unenforceable provision or part thereof by a new valid and enforceable stipulation.

16.9Waiver.  Except as otherwise expressly provided in this Agreement, no failure or delay by any Shareholder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by such Shareholder of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

16.10Legal Compliance; Implementation of this Agreement.  Each Shareholder agrees to comply at all times with all Laws of Mexico and any other jurisdiction to which it is subject in relation to the matters and transactions contemplated hereby or whose Laws and regulations would be applicable to the transactions contemplated hereby.  Additionally, the Shareholders agree to comply with the Foreign Corrupt Practices Act of 1977, as amended or any other applicable Law of similar effect in Mexico or abroad, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

16.11Schedules and Exhibits.  The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

16.12Costs and Fees.  Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction Agreements and any legally binding documentation in connection with the transaction contemplated herein (including attorneys’ fees).

16.13Public Announcement.  No public announcement, including without limitation advertisement or publicity, with respect to this Agreement or any transaction contemplated hereby shall be made by any Party hereto unless and until the text of the announcement and the time and manner of its release have been consented by the other Party hereto, provided that, if at any time, any Shareholder hereto shall be bound by stock exchange rules, listing agreements, securities Laws or other applicable Laws or court orders to make any such public announcement, such Shareholder shall be at liberty to do so without seeking consent of the other Shareholders.

16.14Governing Law and Arbitration.  The Company shall operate subject to and in accordance with the Laws of Mexico.  The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the Laws of Mexico without giving effect to any choice of conflict of Law rules.  Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three neutral arbitrators appointed in accordance with the said Rules, provided, however, the Parties may agree on the use of  a single neutral arbitrator if so desired.  The arbitration proceeding shall take place in Mexico City, Mexico, shall be conducted in the English language, and shall be resolved in accordance with the substantive Laws of Mexico.  Judgment upon any award rendered by the arbitrators may be entered in any court of Law having jurisdiction thereon.

16.15Counterpart Execution.  This Agreement may be executed and delivered in any number of counterparts, any one of which need not contain the signatures of all the Parties hereto, with the same effect as if all of the Shareholders had signed the same document.  All counterparts shall be construed together and shall constitute one Agreement.  Facsimile signatures and those delivered by other electronic means (including by email attachment) shall constitute original signatures for all purposes of this Agreement.

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IN WITNESS, WHEREOF, this Agreement was executed on the date first above written.

Industrias Marino, S.A. de C.V.

By:  /s/ Arturo Lizarraga Mercado
Name:  Arturo Lizarraga Mercado
Title:  Director General

NuZee, Inc.

By: /s/ Masateru Higashida
Name: Masateru Higashida
Title: Chief Executive Officer

Signature page to the Joint Venture Agreement entered into and made effective as of January 9, 2020 by and between Industrias Marino, S.A. de C.V. and NuZee, Inc.

Exhibit “A”
Bylaws

Exhibit “B”
Transaction Steps